Exhibit 99.1

FOR IMMEDIATE RELEASE

Piccolo International University Continues to Build Industry-Leading Team With New Enrollment & Marketing Director

Scottsdale, Ariz., June 1/PRNewswire-FirstCall/--Piccolo Educational Systems, Inc. (OTC Bulletin Board: PEDU-News) dba Piccolo International University (“PIU”) announced today that Travis Allen will join the University as its Director of Enrollment and Marketing. Mr. Allen previously served as the Director of Marketing and Enrollment for Endeavour Learning Group and as both a Campus Director and Director of Enrollment for the University of Phoenix (APOL).

“We are delighted to welcome Travis Allen to PIU. He not only brings a wealth of experience in the area of marketing and student enrollment, but also an enthusiasm for helping students to improve their lives,” said Dr. Laura Palmer Noone, Piccolo CEO.  “He is a wonderful addition to our team.”

“I am very excited to be joining Piccolo International University,” Allen said. “The experience of the management team, together with the unique mix of degree and certificate programs, makes this a wonderful opportunity.”

Allen was named the Top Director of Enrollment at the University of Phoenix in 2004 and received the New Director of Enrollment award in 2003.  Allen holds a bachelor’s of science degree in marketing and MBA in eBusiness from the University of Phoenix.

“Allen’s appointment is a great step forward for PIU”, says Dr. Palmer Noone.  “As we continue building a world class team of educational professionals, we look forward to accreditation and expansion of our programs both domestically and internationally.  Travis is an integral part of that strategy.”

About PIU:  Piccolo International University is an international online provider of postsecondary education services offering undergraduate degree programs and certificates in business disciplines including accounting, digital marketing, finance, marketing, real estate investing, and small business management, as well as undergraduate and graduate degree programs and certificates in construction management and technology. It is committed to providing an academically rigorous educational experience with a focus on entrepreneurial education for small business owners as well as career-oriented programs that meet the objectives of working adults interested in changing or enhancing their career. Piccolo International University degrees are highly career focused, specialized programs in disciplines that are emerging or underserved in the online environment. For more information about Piccolo International University visit www.OnlinePIU.com

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

SOURCE:  Piccolo International University